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                                                                    Exhibit 11.1

                                VISIONEER, INC.
                   COMPUTATION OF NET LOSS PER COMMON SHARES
                    (In thousands, except per share amounts)
                                  (Unaudited)



                                               Three months ended      Six months ended
                                                    June 30,               June 30,
                                             --------------------    ---------------------
                                                1997        1996       1997       1996
                                             --------    --------    --------    --------
Weighted average common shares outstanding     19,317      19,033      19,359      18,987

Net loss .................................    $(5,694)    $(6,321)   $(22,827)    $(6,264)
                                              =======     =======    ========     =======

Net loss per share .......................    $ (0.29)    $ (0.33)   $  (1.18)     $(0.33)
                                              =======     =======    ========     =======